UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest event reported):	February 16, 2005

Midwest Air Group, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-13934	39-1828757
(State or other	(Commission File	(IRS Employer
jurisdiction of incorporation)	Number)	Identification No.)

6744 South Howell Avenue, Oak Creek, Wisconsin 53154
(Address of principal executive offices, including zip code)

(414) 570-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        On February 16, 2005, the Compensation Committee (“Committee”) of the Board of Directors of Midwest Air Group, Inc. (the “Company”) established the bonus criterion for 2005 for 13 officers, including all of the Company’s executive officers, and approximately 18 non-officers under the Annual Incentive Plan. Bonus awards for 2005 will be based on achieving certain individual goals and certain cash flow and operating profit targets for the Company.

        On February 16, 2005, the Board of Directors of the Company adopted the Long-Term Performance Plan (the “LTPP”), which is intended to motivate top executives to achieve longer-term objectives resulting in long-term increased value to shareholders of the Company and to align executives’ total compensation with competitive practices while satisfying retention needs. Only officers and other key executives of the Company who have a significant influence on the long-term performance of the Company are eligible to participate in the LTPP. Under the LTPP, awards to participants range from 10% to 50% of such participant’s salary range midpoint, depending on the level of responsibility of such participant. The payout of awards is tied to the Company achieving certain performance goals related to net profit after tax divided by total capital employed (“ROTC”) or net profit after tax divided by market capital employed (“ROMC”) for three consecutive fiscal years compared to the percentile rankings of ROTC or ROMC of selected airline industry benchmark companies. In addition, the Company’s cash flow must be positive during each fiscal year in question.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST AIR GROUP, INC.
Date: February 24, 2005	By:	/s/ Carol N. Skornicka
Carol N. Skornicka Senior Vice President, General Counsel and Secretary